Exhibit 10.1
1515 Wynkoop Street | Suite 200 | Denver | CO | 80202

March 29, 2011

Tyler Runnels
T.R. Winston & Company, LLC
376 Main Street
Bedminster, New Jersey 07921

Re:  Recovery Energy, Inc. Warrants

Dear Tyler:

This letter confirms that Recovery Energy, Inc. ("Recovery") agrees with your proposal that Recovery will waive the call provision contained in Section 1(f) of all warrants held by each participating warrant holder who exercises for cash by March 31, 2011  a number of warrants equal to 20% of the $1.50 warrants issued on May 28, 2010 to such holder.  Shares issued upon exercise of $1.50 warrants will be issued pursuant to Recovery's effective S-1 registration statement and will be freely trading and DWAC transferred into each holder's account.   Shares issued upon exercise of $2.20 warrants will be restricted and issued in certificated form with appropriate legends.

Sincerely,

Roger A. Parker
Chief Executive Officer